EXHIBIT 10.3

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (the "Agreement") is entered into as of May 9, 2008 (the "Effective Date") by and between Financial Acquisition Partners, LP, a Delaware limited partnership ("Creditor"), NatureWell, Incorporated, a Delaware corporation ("Debtor"), Dutchess Private Equities Fund, Ltd ("Dutchess"), and NatureWell, Incorporated, a Nevada corporation ("NWNV") with reference to the following facts:

RECITALS

A.	Debtor desires to restructure its existing debt and capital structure (the "Restructuring"); and

B.	Dutchess (a creditor of Debtor) will provide capital to Debtor intended to facilitate the Restructuring; and

C.	As part of the Restructuring Debtor intends to sell its existing assets to NWNV (the "Asset Sale"); and

D.

As of the Effective Date Creditor is owed monies from Debtor pursuant to two senior secured notes and four senior secured convertible notes (all six notes were assigned to Creditor on April 7, 2008 by Milan Mandaric, Creditor's sole limited partner) for which there is a remaining aggregate balance due, including all accrued and unpaid interest and/or penalties, if any, in the amount of approximately $265,286 ("Amount Due"); and

E.	Creditor and Debtor agree that the Amount Due represents all monies, services and/or any other form of consideration owed to Creditor by Debtor as of the Effective Date; and

F.

As part of the Restructuring, Debtor desires to issue to Creditor 108,835,739 restricted shares of its common stock (the "Consideration") as full payment and final settlement of the Amount Due and any and all other Claims (as defined in Section 4 below) Creditor may have, and Creditor desires to accept such Consideration as full payment and final settlement of the Amount Due and any and all other Claims it may have.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, including but not limited to the Consideration and the provision by Dutchess of capital to facilitate the Restructuring, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.

Representations and Warranties. Creditor represents and warrants that: (i) as of the Effective Date, he has not previously assigned or transferred in any manner, or purported to have assigned or transferred in any manner, any Claim (as defined in Section 4 below) or right set forth in this Agreement and/or arising out of the Amount Due, (ii) the Amount Due represents all monies, services and/or any other form of consideration owed to Creditor by Debtor as of the Effective Date, (iii) he understands that by signing this Agreement, and subject only to cancellation of this Agreement pursuant to Section 3(f) below, Creditor is irrevocably agreeing to accept the Consideration as full payment and final settlement of the Amount Due and any and all other Claims Creditor may have, (iv) upon payment of the Consideration, Creditor shall have received full and complete payment for the Amount Due and Creditor shall have no further claims against Debtor, for monies owed, services rendered or otherwise, (v) Creditor's consent to the Asset Sale is hereby given pursuant to that Intercreditor, Subordination and Standby Agreement dated September 2, 2003, as amended (the "Intercreditor Agreement") in its capacity as a holder of Senior Debt, (vi) Creditor is an "accredited investor" (or a corporation or entity not formed for the purpose of investing in Debtor) as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and (vii) Debtor has made available to Creditor the opportunity to (A) ask questions of and receive answers from Debtor concerning Debtor and the activities of Debtor, including but not limited to the Restructuring and the Asset Sale, and (B) otherwise obtain any additional information, to the extent that Debtor possesses such information and can lawfully provide such to Creditor or could acquire it without unreasonable effort or expense.

2.

Debtor Covenants. In consideration of the mutual covenants and agreements set forth in this Agreement, Debtor shall pay to Creditor the Consideration upon (i) receipt by the Debtor of an executed version of this Agreement, and (ii) either the closing of the Asset Sale or NWNV agreeing to permit the issuance of the Consideration prior to the closing of the Asset Sale (see Section 3(d) below).

3.	Other Covenants. The parties agree that:

(a)

by entering into this Agreement and upon payment of the Consideration all previous agreements or arrangements between Debtor and Creditor for the payment of any monies or other forms of consideration are cancelled and replaced by the terms of this Agreement and the instruments and documents executed in connection herewith; and

(b)

upon payment of the Consideration any and all Claims, trade payables or instruments of indebtedness held by Creditor (whether named or described in Recital D) including, but not limited to, any promissory note(s) and/or debenture(s) that have been previously issued to Creditor by Debtor, shall be cancelled and rendered null and void; and

(c)

any liens Creditor may have against any of the Company's assets shall be null and void upon payment of the Consideration and such liens shall be promptly removed, cancelled or terminated following payment of the Consideration, including but not limited to, any UCC filings made by or on behalf of Creditor; and

(d)

Debtor shall not pay the Consideration unless and until the Asset Sale has closed, provided however, Debtor shall be permitted to pay the Consideration prior to the closing of the Asset Sale if NWNV agrees, in its sole and absolute discretion, to permit the payment of the Consideration prior to the closing of the Asset Sale; and

(e)

until the Consideration has been paid to Creditor the Amount Due shall remain owed to Creditor under its original terms and conditions, and all promissory notes, debentures, trade payables or other evidences of indebtedness and all agreements and documentation associated therewith ( the "Instruments of Indebtedness") shall remain in full force and effect, provided however, upon payment of the Consideration all such Instruments of Indebtedness shall be cancelled and rendered null and void; and

(f) if for any reason the Consideration is not paid within one hundred eighty (180) days after the Effective Date, then this Agreement shall be cancelled and rendered null and void in its entirety; and

(g) the Mutual General Release contained in this Agreement shall become effective as of the date that the Consideration was paid; and

(h) for purposes of this Agreement, the date that the Consideration was mailed or delivered shall be the date for determining when the Consideration was paid or payment of the Consideration was made.

4.	Release.

(a)

In consideration of the mutual covenants and agreements set forth herein, and except with respect to obligations arising under this Agreement, the parties, on their own behalf and on behalf of their respective predecessors, current or former successors-in-interest, assigns, transferees, affiliates, representatives, partners, shareholders, officers, directors, employees and agents (collectively "Affiliated Parties"), hereby fully and forever release, remise and discharge each other and each of their Affiliated Parties, and each of them of and from any and all liabilities, claims, demands, actions, causes of action, rights, obligations, compensation, expenses, contracts, agreements and debts, whether or not direct or indirect, contingent, accrued, inchoate, liquidated or unliquidated, foreseen, or unforeseen, matured or unmatured, or known or unknown (collectively "Claims") which the parties and the Affiliated Parties has or may have against the others and their Affiliated Parties from the beginning of time up to the date that this Release becomes effective (see section 3(g) above).

(b)

The parties on their own behalf and on the behalf of their Affiliated Parties hereby agree that all rights under Section 1542 of the Civil Code of the State of California are hereby waived by each of them and their Affiliated Parties. Section 1542 provides as follows:

"A general release does not extend to claims which a creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

5.

Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

6.

Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

7.

Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

8.

Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

9.

Entire Agreement. This Agreement fully and completely expresses the entire agreement between the parties hereto with respect to the subject matter hereof. There are no writings, conversations, representations, warranties, or agreements, which the parties intend to be a part hereof except as expressly set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder. This Agreement represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein.

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10.

Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual General Release as of the day and year first written above.

DEBTOR:	CREDITOR:

NatureWell, Incorporated a Delaware Corporation	Financial Acquisition Partners, LP, a Delaware limited partnership

By: _______________________ Timothy R. Scott, Director	By: _______________________ James R. Arabia, General Partner

DUTCHESS:	NWNV:

Dutchess Private Equities Fund, Ltd.	NatureWell, Incorporated a Nevada corporation

By: _______________________ Douglas H. Leighton, Director	By: _______________________ James R. Arabia, President